Exhibit 99.1

[LOGO OF TULARIK]

Contacts:	Tularik Inc. Traci McCarty 650-825-7182

Tularik Reports 2003 First Quarter Financial Results

South San Francisco, Calif., April 24, 2003—Tularik Inc. (Nasdaq: TLRK) today reported results for the first quarter ended March 31, 2003. Revenue for the quarter was $6.7 million, compared to 2002 first quarter revenue of $6.2 million. Net losses for the quarter were $24.2 million, or $0.44 per share, compared to a net loss of $20.6 million, or $0.41 per share, for the same period in 2002. At March 31, 2003, Tularik had $156.3 million in cash, cash equivalents and marketable securities, including $17.7 million from Tularik’s majority-owned subsidiary, Cumbre Inc.

First Quarter Highlights:

•	Tularik announced the initiation of its pivotal trial with T67 for the first-line treatment of hepatocellular carcinoma (HCC), a leading cause of cancer death worldwide. T67 is an anti-cancer drug candidate with a novel chemical structure that binds to ß-tubulin, a known anti-cancer drug target. Tularik is conducting a 750-patient, two-arm, randomized, global study to compare the survival of patients who receive T67 versus those receiving doxorubicin. Doxorubicin is the current systemic chemotherapy standard of care for HCC, although the FDA has not approved it for this indication. The Company will provide an enrollment update at year-end.

•	The Company’s second anti-cancer drug candidate, T607, is an analog of T67. Tularik is currently conducting Phase 2 studies with T607 for the treatment of HCC, ovarian cancer, gastric cancer and esophageal cancer. During the quarter, Tularik halted the non-Hodgkin’s lymphoma arm of the study for a number of reasons including cost-containment, low patient enrollment and limited market opportunity. At the end of the year, the Company will provide an update on further development plans for T607.

•	Tularik initiated a multiple, ascending-dose Phase 1 study with T487, its novel drug candidate for the treatment of inflammatory diseases. T487 is an antagonist to CXCR3, a chemokine receptor implicated in rheumatoid arthritis, psoriasis, inflammatory bowel disease and other conditions. The Company expects to complete Phase 1 studies and initiate Phase 2 proof-of-concept studies later in 2003.

•	Tularik’s drug candidate for the treatment of type 2 diabetes, T131, began Phase 1 studies during the quarter. T131 acts through PPARg (peroxisome proliferator-activated receptor gamma), a target involved in the body’s ability to respond to insulin. T131 has a novel chemical structure and interacts with PPARg differently from currently approved drugs, including Actos® and Avandia®. Preclinical studies comparing T131 to Avandia® demonstrate that T131 has equal efficacy and a better side effect profile. The Company intends to complete Phase 1 studies and initiate Phase 2 proof-of-concept studies later in 2003.

•	Tularik scientists published a paper in the March 2003 edition of Cancer Cell describing the discovery of a novel, amplified oncogene, KCNK9. This gene is expressed at abnormally high levels in nearly 50% of the breast cancer specimens examined in their study. Led by Scott Powers of Tularik’s genomics division, the researchers used a variety of criteria to determine that the KCNK9 gene plays a role in cancer. Expression of the KCNK9 gene was increased at least five-fold and up to over 100-fold above normal levels in 28 out of 64 breast cancer specimens (44%).

Financial Results

Revenues for the first quarter of 2003 totaled $6.7 million, compared to revenues of $6.2 million for the same period in 2002. 2003 first quarter revenues were comprised of $5.1 million from collaborative research and development and $1.6 million from technology license fees. Collaborative research revenues were primarily derived from research collaborations with Japan Tobacco Inc., Medarex, Inc. and Sankyo Company, Limited. Revenues from technology licenses for the first quarter of 2003 related to the receipt of preferred stock of a private company in exchange for a license to certain technology and the assignment of certain patents.

Total research and development expenses for the first quarter of 2003 increased 12%, to $28.3 million from $25.2 million for the same period in 2002, due to increased clinical development costs, increased research spending at Cumbre and increased headcount.

Total general and administrative expenses for the first quarter of 2003 increased by 11% to $3.0 million from $2.7 million for the same period in 2002, due to higher legal and accounting expenses.

Interest income decreased to $0.8 million for the first quarter of 2003 from $1.6 million for the first quarter last year. The decrease was due to lower cash and investment balances as well as lower yields on our investment portfolio.

Total net losses for the first quarter of 2003 were $24.2 million, or $0.44 per share, compared to a net loss of $20.6 million, or $0.41 per share, for the same period in 2002.

About Tularik

Tularik is engaged in the discovery and development of a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Tularik’s scientific platform is focused on three therapeutic areas: cancer, immunology and metabolic disease. The Company currently has four drug candidates in clinical trials. In the cancer area, Tularik is currently conducting a pivotal study of T67 for the treatment of HCC and Phase 2 trials with T607 for the treatment of HCC, ovarian cancer, gastric cancer and esophageal cancer. T487, for the treatment of inflammatory diseases, and T131, for the treatment of type 2 diabetes, are in Phase 1 trials to evaluate safety and pharmacokinetic profile. For more information, visit Tularik’s Internet website at www.tularik.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Tularik to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Tularik’s SEC reports, including the report on Form 10-K for the year ended December 31, 2002. Tularik does not undertake any obligation to update forward-looking statements.

TULARIK INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended March 31,
	2003	2002
	(unaudited)	(unaudited)
Revenue:
Collaborative research and development	$5,061	$6,176
Technology license fee	1,600	—

	6,661	6,176

Operating expenses:
Research and development	28,329	25,244
General and administrative	2,976	2,714

	31,305	27,958

Loss from operations	(24,644)	(21,782)
Interest and other income	839	1,619
Interest expense	(406)	(392)

Net loss	$(24,211)	$(20,555)

Basic and diluted amounts per share:
Net loss	$(0.44)	$(0.41)

Weighted-average shares used in computing basic and diluted net loss per share	55,103,415	50,008,537

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2003	December 31, 2002
	(unaudited)	(Note)
Cash and cash equivalents	$85,669	$95,670
Investments	70,631	81,030
Other current assets	5,399	4,600

Total current assets	161,699	181,300

Property and equipment, net	30,393	31,188
Non-current and restricted investments	7,905	17,359
Other assets	6,803	6,460

Total assets	$206,800	$236,307

Liabilities and stockholders’ equity:
Current liabilities	$29,398	$33,786
Long-term obligations	25,783	27,539
Minority interest	26,250	26,250
Stockholders’ equity	125,369	148,732

Total liabilities and stockholders’ equity	$206,800	$236,307

(Note): Derived from audited consolidated financial statements at that date.